Exhibit 99.1

OMEGA FLEX, INC.

Manufacturer of flexible metal hose and gas piping products

Exton, Pennsylvania	Contact: Kevin R. Hoben
February 22, 2023	(610) 524-7272

PRESS RELEASE

“Omega Flex, Inc. Announces Fourth Quarter 2022 Earnings”

	OMEGA FLEX, INC. (OFLX)
	For the Period Ended December 31,
	Twelve Months		Three Months
	2022	2021	2022	2021

Net Sales	$125,487,000	$130,011,000	$30,817,000	$35,457,000

Net Income attributable to Omega Flex, Inc.	$23,622,000	$26,195,000	$6,181,000	$7,596,000

Earnings Per Share – Basic and Diluted	$2.34	$2.60	$0.61	$0.75

Weighted Average Shares – Basic and Diluted	10,094,322	10,094,322	10,094,322	10,094,322

Kevin R. Hoben, Chairman and CEO, announced that the Company’s net sales for 2022 and 2021 were $125,487,000 and $130,011,000, respectively, decreasing 3.5%. Net Sales for the three months ended December 31, 2022 were 13.1% lower than the fourth quarter of 2021. While net sales are lower than the previous periods, sales unit volumes decreased at a higher rate. The effect of the lower sales volumes was largely offset by pricing actions to offset material cost pressure and to protect margins.

The Company’s net income for 2022 was $23,622,000 compared to $26,195,000 during 2021, decreasing $2,573,000 or 9.8%.

In contrast to last year, the results were impacted by costs for resumption of travel and other marketing efforts, which were lower in the 2021 period due to the pandemic as well as higher product liability reserves and expenses. These increased costs were offset partly by reduced incentive compensation to align with the changes in the executive management team.

INFORMATION CONCERNING FORWARD-LOOKING STATEMENTS – This news release contains forward-looking statements, which are subject to inherent uncertainties which are difficult to predict and may be beyond the ability of Omega Flex to control. Certain statements in this news release constitute forward-looking statements with the meaning of the Private Securities Litigation Reform act of 1995 that are not historical facts, but rather reflect Omega Flex’s current expectations concerning future results and events. The words “believes,” “expects,” “intends,” “plans,” “anticipates,” “hopes,” “likely,” “will,” and similar expressions identify such forward-looking statements. Such forward-looking statements involve known and unknown risks, uncertainties and other important factors that could cause the actual results, performance, or achievements of Omega Flex (or entities in which Omega Flex has interests) or industry results, to differ materially from future results, performance or achievements expressed or implied by such forward-looking statements. Readers are cautioned not to place undue reliance on these forward-looking statements, which reflect management’s view only as of the date of this news release. Omega Flex undertakes no obligation to publicly release the result of any revisions to these forward-looking statements which may be made to reflect events or circumstances after the date hereof or to reflect the occurrence of unanticipated events, conditions, or circumstances.